Exhibit 21.1

Subsidiaries of the Registrant

Advanced Alliance Management Corp.
AMR Management Corp.
CMI Capital Corporation
Complete Management of New Jersey, Inc.
Consumer Health Network, Inc.
Intertech/Penta Group, Inc.
Medical Management, Inc.
Tenbroeck Management Corp.